Exhibit 22.1

GUARANTOR SUBSIDIARY

As of December 31, 2024, Waste Management Holdings, Inc. (“WM Holdings”), a Delaware corporation and a direct wholly-owned subsidiary of Waste Management, Inc. (“WMI”), has fully and unconditionally guaranteed all registered Senior Notes issued by WMI, as listed below. Additionally, WMI has fully and unconditionally guaranteed the 7.10% Senior Notes due 2026 issued by WM Holdings.

Principal Amount Issued	Interest Rate (per annum)	Issue Date	Maturity Date
$600 million	7.00%	7/17/1998	7/15/2028
$250 million	7.375%	1/21/2000	5/15/2029
$500 million	7.75%	1/3/2003	5/15/2032
$600 million	6.125%	11/17/2009	11/30/2039
$600 million	3.125%	2/26/2015	3/1/2025
$450 million	3.90%	2/26/2015	3/1/2035
$750 million	4.10%	2/26/2015	3/1/2045
$750 million	3.15%	11/8/2017	11/15/2027
$1 billion	4.15%	5/22/2019	7/15/2049
$500 million	0.75%	11/17/2020	11/15/2025
$500 million	1.15%	11/17/2020	3/15/2028
$1 billion	1.50%	11/17/2020	3/15/2031
$500 million	2.50%	11/17/2020	11/15/2050
$475 million	2.00%	5/12/2021	6/1/2029
$475 million	2.95%	5/12/2021	6/1/2041
$1 billion	4.15%	5/12/2022	4/15/2032
$750 million	4.625%	2/15/2023	2/15/2030
$500 million	4.625%	2/15/2023	2/15/2033
$750 million	4.875%	8/3/2023	2/15/2029
$1.250 billion	4.875%	8/3/2023	2/15/2034
$750 million	4.950%	7/3/2024	7/3/2027
$750 million	4.950%	7/3/2024	7/3/2031
$1 billion	4.500%	11/4/2024	3/15/2028
$700 million	4.650%	11/4/2024	3/15/2030
$750 million	4.800%	11/4/2024	3/15/2032
$1.5 billion	4.950%	11/4/2024	3/15/2035
$1.25 billion	5.350%	11/4/2024	10/15/2054
$485 million*	3.875%	11/8/2024	1/15/2029

*	These Senior Notes were issued in connection with a private exchange offer but are subject to the Registration Rights Agreement filed as Exhibit 4.18 to the Form 10-K.